CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-48926 and 811-6718) of our reports dated September 27, 2016 on the financial statements and financial highlights of Dreyfus Investment Grade Funds, Inc. (comprising, respectively, Dreyfus Intermediate Term Income Fund, Dreyfus Inflation Adjusted Securities Fund and Dreyfus Short Term Income Fund) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended July 31, 2016.

/s/ ERNST & YOUNG LLP

New York, New York
November 22, 2016